UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2022

Intercept Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35668	22-3868459
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

305 Madison Avenue, Morristown, NJ 07960

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ICPT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2022, Intercept Pharmaceuticals, Inc. (“ICPT Inc.”) entered into an amendment of its Share Purchase Agreement with Mercury Pharma Group Limited (“Mercury”), an affiliate of Advanz Pharma Corp. Limited (together with its affiliates, “Advanz”). In the amendment, ICPT Inc. agreed to provide for continuity of cash collateral that is securing letters of credit issued for the benefit of former affiliates of ICPT Inc. that have now been sold to Advanz. Advanz agreed to work to replace the letters of credit reasonably promptly. Advanz will pay for the expenses of ICPT Inc. in maintaining the letters of credit. Advanz will also pay interest to ICPT Inc. at a rate of 5% for the first three months following the sale closing date of July 1, 2022, and 6.5% for the next three months, on the balance of cash collateral required to be posted by ICPT Inc. to the letter of credit bank to continue to support the remaining letters of credit. After six months, Advanz will deliver cash collateral to ICPT Inc. in the amount of the remaining cash collateral posted by ICPT Inc., which will be returned following the release by the bank of cash collateral to ICPT Inc.

On July 1, 2022, ICPT Inc. and Mercury entered into an amendment of their Safety Data Exchange Agreement. The original agreement specified that ICPT Inc. would retain responsibility for performance of pharmacovigilance obligations ex-U.S. until ex-U.S. marketing authorizations have been transferred to Mercury or a designated third party, not longer than a period of three months. In the amendment, this period was changed to six months.

The descriptions above of these amendments do not purport to be complete, and are qualified in their entirety by reference to the text of the amendments, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed, on May 5, 2022, ICPT Inc. and affiliates entered into a series of agreements selling to Advanz their ex-U.S. commercial operations, and sublicensing the right to commercialize Ocaliva outside of the United States. On July 1, 2022, the sale closed. Consideration under the agreements totaled $405 million up front, plus a $45 million earnout, payable upon Advanz’s receipt of extensions of orphan drug exclusivity in Europe. The consideration was comprised of:

(1)	$364.5 million (plus the earnout) under the Sublicense Agreement, with ICPT’s wholly owned subsidiary Intercept Pharma Europe Ltd. (“IPEL”) sublicensing to Mercury the right to commercialize Ocaliva outside of the United States.
(2)	$38.5 million under the Share Purchase Agreement, with ICPT Inc. selling to Mercury the shares of its foreign subsidiaries (excluding IPEL).
(3)	$1 million under the Business Transfer Agreement, with IPEL transferring certain business assets to Advanz Pharma Services (UK) Limited.
(4)	$1 million under the Master Trademark Assignment Agreement, with ICPT Inc. and its wholly owned subsidiary RXF Technologies, Inc. assigning to Mercury certain trademarks.

ICPT Inc. and IPEL together received aggregate cash consideration of $366.5 million. The consideration under the Share Purchase Agreement will be settled in connection with the completion statements, which will also include adjustments including for cash, working capital, and assumed liabilities. As previously disclosed, the transaction also included a Supply and Manufacture Agreement, a Safety Data Exchange Agreement, and a Transitional Services Agreement, which did not include upfront consideration.

Item 9.01 Financial Statements and Exhibits.

(b)(1) Pro forma financial information.

Attached as Exhibit 99.1 and incorporated by reference is the pro forma financial information required by Article 11 of Regulation S-X.

(d) Exhibits.

Exhibit Number	Description
99.1	Pro Forma Financial Information
104	Cover Page Interactive Data File (embedded as Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Rocco Venezia
Name:	Rocco Venezia
Title:	Chief Accounting Officer

Date: July 8, 2022